Exhibit 99.2

November 7, 2005

Re: ACCESS ANYTIME BANCORP, INC.

Special Meeting of Stockholders to be Held on December 13, 2005

Dear ESOP Participant:

In connection with the Special Meeting of Stockholders to be held on December 13, 2005 of ACCESS ANYTIME BANCORP, INC. (the “Company”), the holding company for ACCESSBANK, you may direct the voting of the shares of ACCESS ANYTIME BANCORP, INC. common stock held by the ACCESSBANK Profit Sharing and Employee Stock Ownership Plan (the “ESOP”) Trust which are allocated to your account.

On behalf of the Board of Directors, I am forwarding to you a vote authorization form provided for the purpose of conveying your voting instructions to REDW Trust Co. (the “ESOP Trustee”). Also enclosed, if not previously provided to you under separate cover, is a Notice and Proxy Statement-Prospectus for the Company’s Special Meeting of Stockholders to be held on December 13, 2005.

As of the Record Date, October 31, 2005, the ESOP Trust held shares of Company common stock allocated to participants’ accounts, including shares acquired under the 401(k) portion of the plan, and unallocated shares. Allocated shares, including 401(k) purchased shares, will be voted as directed by the ESOP participants, provided timely instructions from the participants are received by the ESOP Trustee. The allocated shares of Company common stock for which no instructions are provided, or for which no timely instructions are received by the ESOP Trustee, will not be voted by the ESOP Trustee. Unallocated shares will be voted by the ESOP Trustee as directed by the ESOP Committee.

We encourage you to direct the voting of the shares allocated to your ESOP account by signing and mailing the vote authorization form so that it is received by December 7, 2005. Please note that the deadline for voting your ESOP shares is earlier than for any shares held directly by you. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or ACCESSBANK. The votes will be tallied by the ESOP Trustee and the ESOP Trustee will use the voting instructions it receives to vote the shares of Company common stock held in the ESOP Trust.

Sincerely,

Kathy Allenberg

Corporate Secretary

November 7, 2005

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VOTE AUTHORIZATION FORM

I, the undersigned, understand that REDW Trust Co., the ESOP Trustee, is the holder of record and custodian of all shares attributed to me of ACCESS ANYTIME BANCORP, INC. (Company) common stock under the ACCESSBANK Profit Sharing and Employee Stock Ownership Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on December 13, 2005.

Accordingly, you are to vote my shares as follows:

PROPOSAL 1:

To adopt and approve the Agreement and Plan of Merger, dated as of August 31, 2005 and amended as of September 29, 2005, by and among First State Bancorporation, Access Anytime Bancorp, Inc. and AccessBank, pursuant to which the Company will merge with and into First State.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The ESOP Trustee is hereby authorized to vote any shares attributed to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage paid envelope no later than December 6, 2005.